UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2013

Affinity Gaming
(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information required by this Item 2.02 is incorporated by reference from Item 4.02 below.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 17, 2013, the Board of Directors of Affinity Gaming (the “Company”), in consultation with management, concluded that the Company's audited consolidated statement of cash flows for the fiscal year ended December 31, 2012, and the unaudited condensed consolidated statements of cash flows for the respective three-, six- and nine-month periods ended March 31, 2012, June 30, 2012 and September 30, 2012 should be restated because of an erroneous classification of the excess cash retained from the previously-announced sale of all of the Company's slot machine route operations, as well as three casinos in Pahrump and Searchlight, Nevada, during the first fiscal quarter of 2012 as cash from an operating activity rather than from an investing activity. In addition, the Company intends to make corresponding changes as a result of the misclassification to its reporting of required guarantor subsidiary financial statement disclosures in the Company's financial statements as required by Rule 3-10 of Regulation S-X. This misclassification had no impact on any consolidated balance sheet, consolidated statements of operations, consolidated statements of owners' equity (deficit), debt covenant compliance or employee compensation metric for any period.

The misclassification relates solely to an error classifying approximately $23.9 million of excess cash retained by the Company once the previously-announced sale of all of the Company's slot machine route operations, as well as three casinos in Pahrump and Searchlight, Nevada, was completed. The cash that was retained by the Company as part of the asset disposition was classified as excess cash from discontinued operations in the cash flows from operating activities section of the statements of cash flows rather than from investing activities during the fiscal quarter ended March 31, 2012. As a result, cash flows from operating activities was overstated by approximately $23.9 million and cash flows from investing activities was understated by that same amount for each of the periods noted above. The correction of the respective statements of cash flows is being made solely to reclassify the amount previously reported from the cash flows from operating activities section to the cash flows from investing activities section of the respective consolidated statements of cash flows for each of the respective periods in 2012. The net increase in cash and cash equivalents for the fiscal year ended December 31, 2012 is unchanged.

In light of this restatement, the Company's previously filed audited consolidated financial statements for the fiscal year ended December 31, 2012 and the condensed consolidated financial statements for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 should no longer be relied upon. The Company intends to file an amendment to its Annual Report on Form 10-K to restate its audited consolidated financial statements for the fiscal year ended December 31, 2012, which will also include a restatement of the fiscal quarters ended June 30, 2012 and September 30, 2102, and file an amendment to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, to add supplemental disclosures of cash flow from discontinued operations and to include a restatement of the fiscal quarter ended March 31, 2012. The Company currently expects to file these amendments with the Securities and Exchange Commission as soon as reasonably practicable after this filing to correct the accounting treatment for the misclassification discussed above.

The Board of Directors has discussed the matters disclosed in this filing with PricewaterhouseCoopers LLP, the Company's independent registered accounting firm.

The Company has re-evaluated its conclusions and determined that its internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2012 given the existence of a material weakness in its financial reporting controls relating solely to the misclassification described above.

This Form 8-K contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding the timing of filing of, and the outcome of the Company's work in connection with completing, certain financial statements. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” expects” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. For additional information and risk factors that could affect the Company, see its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission. The information contained in this filing is made as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Affinity Gaming

Date:	June 21, 2013	By:	/s/ Donna Lehmann
		Name:	Donna Lehmann
		Title:	Senior Vice President, Chief Financial Officer and Treasurer